Exhibit (d)(30)

GLENMEDE INVESTMENT MANAGEMENT LP

November 4, 2025

Elizabeth A. Eldridge

President

The Glenmede Fund, Inc.

c/o Glenmede Investment Management LP

One Liberty Place

1650 Market Street, Suite 4000

Philadelphia, PA 19103-7391

Re:	The Glenmede Fund, Inc: Energy Resilience Portfolio (formerly, the Environmental Accountability Portfolio)

Dear Ms. Eldridge:

Pursuant to the Investment Advisory Agreement between The Glenmede Fund, Inc (the “Fund”) on behalf of the Energy Resilience Portfolio (formerly, the Environmental Accountability Portfolio) (the “Portfolio”) and Glenmede Investment Management LP (the “Adviser”) dated December 22, 2015, the Adviser is entitled to investment advisory fees of 0.55% of the Portfolio’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Adviser agrees that in order to improve the performance of the Portfolio, the Adviser shall, until future notice, but in no event terminating before February 28, 2027 waive all or a portion of its investment advisory fees and/or reimburse expenses (other than Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which the Portfolio’s total operating expenses (other than Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) exceed a total operating expense ratio (excluding Acquired Fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) of: 0.85% of the average daily net assets attributable to Advisor Shares of the Portfolio and 0.65% of the average daily net assets attributable to Institutional Shares of the Portfolio.

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

Glenmede Investment Management LP

By:	Gatepost Partners, LLC, its General Partner

By:	/s/ John F. McCabe, IV
John F. McCabe, IV
Director

Your signature below acknowledges

acceptance of this Agreement:

By:	/s/ Elizabeth A. Eldridge
Elizabeth A. Eldridge
President
The Glenmede Fund, Inc.